Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of GoodRx Holdings, Inc. of our report dated April 27, 2020, except for Note 17 and the effects of disclosing earnings per share information discussed in Note 16 to the consolidated financial statements, as to which the date is July 2, 2020, relating to the financial statements, which appears in the prospectus dated September 22, 2020 filed by GoodRx Holdings, Inc. pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Registration Statement on Form S-1, as amended (No. 333-248465).

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

September 25, 2020